Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-219982 on Form S-8 and Registration Statement No. 333-227229 on Form S-3 of our reports dated February 20, 2019, relating to the financial statements and financial statement schedule of Venator Materials PLC and subsidiaries (the “Company”), and the effectiveness of the Company’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of Venator Materials PLC for the year ended December 31, 2018.

/s/ Deloitte LLP

Leeds, United Kingdom
February 20, 2019